Exhibit 99.1

TNS Inc. Announces Completion of Acquisition

Reston, VA — February 15, 2013 — TNS Inc. (“TNS”) (NYSE: TNS) today announced the completion of its acquisition by an investor group led by Siris Capital Group, LLC (“Siris”). Under the terms of the transaction, which was initially announced on December 11, 2012, Siris agreed to acquire TNS for $21.00 per share in cash. The transaction, valued at approximately $862 million, closed today following the approval of the acquisition by TNS stockholders and the receipt of all required regulatory approvals.

“The completion of this acquisition marks an important milestone for TNS, and I’m confident that the future of the company is stronger than ever,” said Henry H. Graham, Jr., Chief Executive Officer of TNS.   “Through this acquisition, TNS is even better positioned for growth as the company continues to transition its business model toward value-added data communication applications.”

Under the terms of the merger agreement, TNS’ former stockholders have the right to receive $21.00 in cash for each share of common stock owned immediately prior to the completion of the transaction. Stockholders who hold shares through a bank, broker or other nominee will receive instructions from their bank, broker or other nominee as to how to complete the surrender and receipt of cash for their stock. Stockholders of record will receive a letter of transmittal and instruction on how to surrender their former shares of TNS stock in exchange for the merger consideration. Robert Aquilina, former Chairman of MedQuist Holdings and a former senior operating executive of AT&T, will serve as the new Chairman of TNS.

“We are pleased to welcome TNS as the newest addition to the Siris portfolio,” said Mr. Aquilina. “Our combined resources will allow TNS to further realize its strategic goals and to expand the tailored services on which our customers depend.”

About TNS

TNS is a leading provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 60 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

For further information about TNS, visit www.tnsi.com.

Forward Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.  The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes; longer than expected sales cycles; customer delays in migration; acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the company’s international tax planning strategy; the company’s ability to adapt to changing technology; the company’s ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; the effect of the closing of the transaction on TNS’ relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2012.  TNS undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing TNS’ views as of any date subsequent to February 15, 2013.

Contacts

Media Inquiries

Steve Lipin / Shahed Larson

Brunswick Group

(212) 333-3810

Investor Inquiries

Jody Burfening / Carolyn Capaccio

Lippert/Heilshorn & Associates

(212) 838-3777